Exhibit 10.37

Akamai Technologies, Inc.	20 Executive Bonus Plan

Name: Robert Hughes	Performance Period: FY 20__

This 20     Executive Bonus Plan sets forth your annual compensation for 20     based on the achievement of certain corporate and individual performance objectives. In order to receive your annual cash incentive bonus, you must be an employee and a member of the Office of the CEO throughout all of 20     and the corporate and individual objectives must be met, as described more thoroughly below. The Compensation Committee will resolve all questions arising in the administration, interpretation and application of this plan, and the Compensation Committee’s determination will be final and binding on all concerned. Where permitted by applicable law, the Compensation Committee reserves the right to modify, at its discretion and at any time, the terms of this plan, including, but not limited to, the performance objectives, targets, and payouts.

Annual Compensation Levels at Target Performance

Base salary:	$

Annual cash incentive bonus at target:	$

Total Cash Compensation at target:	$

Performance Objectives/Targets

Your 20     cash incentive bonus is comprised of two components: corporate financial performance during Fiscal Year 20     (70%) (the “Corporate Financial Component”), performance of the Company’s Advertising Decision Solutions business during Fiscal Year 20     (10%) the (“ADS Component”) and individual 20     performance goals1 (20%) (the “MBO Component”).

(A) The method for calculating the Corporate Financial Component is described in the attached Schedule 1. In the event of any question as to whether the components of the Financial Component have been satisfied, the Compensation Committee shall make such determination. The amounts payable to you under the Financial Component are as follows:

Akamai Performance Against
Actual % of Targets from Schedule 1[2]	Amount Payable to You
92.8% of Targets:	50% of Financial Component ($ )
100% of Targets:	100% of Financial Component ($ )
107.2% or greater of Targets:	200% of Financial Component ($ )

Unless otherwise determined by the Compensation Committee, the Financial Components will not be paid if Akamai fails to achieve at least 92.8% of Targets and the maximum bonus payable is capped at 200% of the Financial Component.

(B) The method for calculating the ADS Component is described in the attached Schedule 1. In the event of any question as to whether the components of the ADS Component have been satisfied, the Compensation Committee shall make such determination. The amounts payable to you under the ADS Component are as follows:

Akamai Performance Against
ADS Target Percentage from Schedule 1[2]	Amount Payable to You
% of ADS Target:	50% of Financial Component ($ )
100% of ADS Target:	100% of Financial Component ($ )
or greater of ADS Target:	200% of Financial Component ($ )

Akamai Technologies, Inc.	20 Executive Bonus Plan

Unless otherwise determined by the Compensation Committee, the ADS Component will not be paid if Akamai fails to achieve at least         % of Target and the maximum bonus payable thereunder is capped at 200% of the ADS Component.

(C) The amount payable under the MBO Component ranges from 0% to 100% of that target ($0 up to $            ) based on the determination of whether individual objectives have been met by you. The Chief Executive Officer shall make such determination and shall report such determination to the Compensation Committee. The Compensation Committee shall retain the right, exercisable in its discretion, to overrule the determination of the Chief Executive Officer and make an independent and binding determination as to whether you have achieved your individual objectives. Subject to the foregoing, the Chief Executive Officer’s determination will be final and binding on all concerned.3 Performance above the maximum may result in higher reward at the sole discretion of the Compensation Committee.

[1]	As established by the Chief Executive Officer or, in the case of the CEO, the Compensation Committee.
[2]	See Schedule 1 for pro-ration formulas applicable to intermediate percentages not specified below.
[3]

In the case of the Chief Executive Officer, the Board of Directors shall make the determination as to whether his individual performance objectives have been met. The determination of the Board of Directors will be final and binding on all concerned.

The payment of any annual incentive bonus will be made within thirty (30) days following the filing of Akamai’s SEC 10-K filing for FY 20     but no later than March 15, 20    .

Acceptance:
Date
Approved by:
Date

Akamai Technologies, Inc.	20 Executive Bonus Plan

SCHEDULE 1

CORPORATE FINANCIAL PERFORMANCE MEASUREMENT METHODOLOGY

A.	Overview; Definitions

The executive shall only be eligible for the corporate performance-based bonus of the salary upon the Company’s achievement of certain financial metrics. Such financial metrics are based on target 20     Revenue of $             million, target 20     Normalized EPS of $             per share and target Advertising Decision Solutions operations (“ADS Operations”) sales units of     .

For purposes of this Agreement, such metrics shall have the following meanings:

“Revenue” shall mean the Company’s revenue for fiscal year 20     calculated in accordance with generally accepted accounting principles in the United States of America as reported in the 20     Financial Statements.

“Normalized EPS” shall mean the Company’s annual earnings per diluted share for fiscal year 20     excluding amortization of intangible assets, equity-related compensation, restructuring charges and benefits, certain gains and losses on equity investments, loss on early extinguishment of debt, utilization of tax NOLs/credits, release of deferred tax asset valuation allowance and similar items excluded by the Company in determining normalized earnings per share in issuing its earnings announcement for fiscal year 20    .

“Sales Units” from the ADS Operations shall mean a customer in the North American territory where a contract is signed for the ADS Predictive Product or the ADS Remarketing Product and the recognized revenue associated with the contract in 20     is equal to at least $            .

If, on December 31, 20    , the Company is required to make periodic reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s consolidated financial statements filed with the Securities and Exchange Commission on Form 10-K shall constitute its “Public Company Financial Statements” and shall apply. If, on December 31, 20__, the Company is not required to make periodic reports under the Exchange Act, the Company’s regularly prepared annual audited financial statements prepared by management shall be its “Private Company Financial Statements” and shall apply. The applicable financial statements may be referred to herein as the “20     Financial Statements.”

B.	Calculation of Percentages

(1)	Financial Component

The Company’s Revenue shall be calculated as a percentage of the Company’s target revenue for fiscal year 20     of $             million and multiplied by 0.5 (the “Revenue Percentage Component”). The Company’s Normalized EPS shall be calculated as a percentage of the Company’s target normalized earnings per share for fiscal year 20     of $             and multiplied by 0.5 (the “Normalized EPS Component”). The sum of the Revenue Percentage Component and the Normalized EPS Component shall be the “Actual Percentage of Targets.”

(2)	ADS Component

ADS Sales Units shall be calculated as a percentage of the Company’s ADS Sales Units target of 30 (the “Actual ADS Percentage”).

Akamai Technologies, Inc.	20 Executive Bonus Plan

C.	Bonus Amounts – Financial Component

1. If the Actual Percentage of Targets equals 92.8%, then the executive shall receive the Minimum Bonus for Financial Performance (the “Minimum Bonus”); provided, however, that in the event that the Company has not achieved both Revenue of $             million and Normalized EPS of $             per share, then the executive shall not be entitled to any bonus hereunder.

2. If the Actual Percentage of Targets equals 100%, then the executive shall receive the Target Bonus for Financial Performance (the “Target Bonus”).

3. If the Actual Percentage of Targets equals 107.2% or more, then the executive shall receive the Maximum Bonus for Financial Performance (the “Maximum Bonus”).

4. If the Actual Percentage of Targets is between 92.8% and 100%, then the executive shall receive a bonus equal to the sum of (i) the Minimum Bonus plus (ii) an amount equal to the product of the Minimum Bonus multiplied by a fraction the numerator of which is the Actual Percentage of Targets Revenue minus 92.8% and the denominator is 7.2%.

5. If the Actual Percentage of Targets is between 100% and 107.2%, then the executive shall receive a bonus equal to the sum of the (i) the Target Bonus plus (ii) an amount equal to the product of the Target Bonus multiplied by a fraction the numerator of which is the Actual Percentage of Targets Revenue minus 100% and the denominator is 7.2%.

D.	Bonus Amounts – ADS Component

1. If the Actual ADS Percentage is equal to any of the percentage amounts set forth in Clause (B) on the first page of this Plan, then the Executive shall be entitled to the percentage of the target Financial Component of the bonus set forth opposite such amount.

2. If the Actual ADS Percentage is between the minimum and maximum target percentages set forth in Clause (B) on the first page of this Plan, the actual payment shall be interpolated on a straight-line basis between the nearest percentages set forth in such Clause (B).

E.	Effect of an Acquisition by Akamai

In the event that Akamai enters into an Acquisition Transaction during 20__, then Revenue and Normalized EPS shall be adjusted to give effect to such Acquisition Transaction. An “Acquisition Transaction” means (i) the purchase of more than 50% of the voting power of an entity, (ii) any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution or share exchange involving Akamai and an entity not previously owned by Akamai, or (iii) the purchase or other acquisition (including, without limitation, via license outside of the ordinary course of business or joint venture) of assets that constitute more than 50% of another entity’s total assets or assets that account for more than 50% of the consolidated net revenues or net income of such entity.

As soon as practicable following the closing of an Acquisition Transaction, the Compensation Committee shall make a determination of the estimated impact of the Acquisition Transaction on the Company’s 20     Revenue and Normalized EPS. If the Acquisition Transaction is estimated to be accretive, then:

(i) in calculating Revenue for purposes of determining the Revenue Percentage Component, reported Revenue shall be reduced by the amount of estimated revenue contribution from the Acquisition Transaction; and

(ii) in calculating Normalized EPS for purposes of determining the Normalized EPS Percentage Component, Normalized EPS, as calculated based on the 20     Financial Statements, shall be reduced by the amount of the estimated Normalized EPS contribution from the Acquisition Transaction.

Akamai Technologies, Inc.	20 Executive Bonus Plan

If the Acquisition is estimated to be non-accretive, then:

(iii) in calculating Normalized EPS for purposes of determining the Normalized EPS Percentage Component, Normalized EPS, as calculated based on the 20     Financial Statements, shall be increased by the amount of the estimated negative Normalized EPS impact from the Acquisition Transaction.

All determinations of the Compensation Committee regarding the estimated impact of an Acquisition Transaction shall be final, binding and non-appealable. The cumulative impact of all Acquisition Transactions shall be set forth in a statement delivered upon payment, if any, of the bonus contemplated by this plan. This plan shall be deemed to be automatically amended, without further action by the Company or the executive, to give effect to any adjustments required by this Section D.